EXHIBIT 99.1

Covad Communications Group Announces Proposed Offering of Convertible Notes

Contact:

News Media Contact Covad Communications Pavel Radda 408-952-7425 pradda@covad.com	Investor Relations Covad Communications Susan Crawford 408-434-2130 investorrelations@covad.com

San Jose, Calif. (March 4, 2004) – Covad Communications Group, Inc., (OTCBB: COVD) today announced its intention to sell, subject to market and other conditions, approximately $75 million principal amount of Convertible Senior Debentures due 2024, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

In addition, Covad is expected to grant the initial purchasers an option to purchase up to an additional $25 million principal amount of the notes to cover over-allotments. The terms of the notes to be offered will be determined by negotiations between Covad and the initial purchasers of the notes.

Covad intends to use the proceeds of the offering to repay up to approximately $57 million in principal amount and accrued interest on a note held by SBC Communications as well as for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies.

The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Information in this press release about the offering includes forward-looking statements that involve risks and uncertainties. Actual events could differ materially from the company’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, risks associated with the company’s business and general economic conditions. These and other factors are risks associated with the company’s business that may affect its results are discussed in the section titled “Part I. Item 1. Business-Risk Factors” in the company’s previously filed annual report on Form 10-K for the year ended December 31, 2003.